Fund Name
Issuer
Date of
Purchase
Aggregate
principal
amount of
purchase
Aggregate
principal amount
of offering
Purchase
price (net of
fees and
expenses)
Date offering
commenced
Price paid by
each
purchaser of
these
securities in
this or any
concurrent
offering
Underwriter
from whom
purchased
Name of Affiliated
Underwriter (as defined
in the Rule 10f-3
procedures) managing
or participating in
syndicate (attach list of
all members of
syndicate)
Commission,
spread or profit

































Emerging
Markets Fund
Cheetah
Mobile Inc -
ADR
5/7/2014
155,400
168,000,000
14.00
5/8/2014
14.00
Morgan
Stanley
Macquarie
$0.588